Exhibit 10.2

NEWMONT

SENIOR EXECUTIVE COMPENSATION PROGRAM

(As Amended and Restated Effective January 1, 2012)

NEWMONT

SENIOR EXECUTIVE COMPENSATION PROGRAM

(Effective as of January 1, 2012)

PURPOSE

This Senior Executive Compensation Program includes the Strategic Stock Unit Bonus program, Performance Leveraged Stock Bonus program, Strategic Objectives Bonus and AICP Corporate Performance Bonus for the eligible Employees. The purpose of the Strategic Stock Unit Bonus program, Performance Leveraged Stock Bonus program and the ACIP Corporate Performance Bonus is to provide eligible Employees a direct interest in the success of the operations of Newmont Mining. The purpose of the Strategic Objectives Bonus is to provide eligible Employees additional incentive to meet strategic objectives. The eligible Employees will be rewarded in accordance with the terms and conditions described below.

I. DEFINITIONS

The capitalized terms used in this compensation program shall have the same meaning as the capitalized terms in the Annual Incentive Compensation Program (“AICP”), unless otherwise defined or stated herein. The following terms used in this compensation program shall have the meanings set forth below.

1.1 “AICP Corporate Performance Bonus” means the bonus payable pursuant to Section 5.1 (or portion thereof as provided in Section 5.2).

1.2 “Change of Control Price” means the price per share of Common Stock offered to a holder thereof in conjunction with any transaction resulting in a Change of Control on a fully-diluted basis (as determined by the Compensation Committee as constituted before the Change of Control, if any part of the offered price is payable other than in cash), or, in the case of a Change of Control occurring solely by reason of a change in the composition of the Board, the highest Fair Market Value of a share of Common Stock on any of the 30 trading days immediately preceding the date on which such Change of Control occurs.

1.3 “Common Stock” means the $1.60 par value common stock of Newmont Mining.

1.4 “EBITDA Payout Percentage” means annual approved budgeted EBITDA for the Performance Period, as adjusted for gold price, exchange rates, one-time accounting adjustments or other items as approved by the Board, compared to actual adjusted EBITDA for the Performance Period calculated according to the scale stated in Appendix A-1.

1.5 “Employee Target AICP Corporate Performance Bonus” means the target bonus for eligible Employees as set forth in Appendix B.

1.6 “Extended Performance Period” means three calendar years over which the Compensation Committee will calculate and determine the Performance Leveraged Stock Bonus.

1.7 “Fair Market Value” has the meaning given such term in the 2005 Stock Incentive Plan.

1.8 “Performance Leveraged Stock Bonus” means the bonus payable to an eligible Employee in the form of Common Stock under this compensation program with respect to an Extended Performance Period (or portion thereof as provided in Section 4.4) and is calculated as described in Section 4.2.

1.9 “Performance Period” means the calendar year over which the Compensation Committee will calculate and determine the Strategic Stock Unit Bonus, AICP Corporate Performance Bonus and Strategic Objectives Bonus.

1.10 “Performance Stock” means the right to receive from Newmont Mining Common Stock or restricted stock units under terms and conditions defined in a restricted stock unit or other award agreement, as determined by the Compensation Committee.

1.11 “Relative Total Shareholder Return” means Newmont Mining’s total shareholder return, defined as the change in the closing price of a share of Common Stock, with dividends reinvested, over the Extended Performance Period, as compared to the total shareholder return, with dividends reinvested, of an index of peer companies selected and determined by the Compensation Committee. The Committee retains authority to make adjustments for extraordinary events affecting the calculations.

1.12 “Retirement” means retirement as defined in the Pension Plan of Newmont Mining (or any successor plan), regardless of the relevant Employee’s participation in the Pension Plan of Newmont Mining (or any successor plan).

1.13 “Strategic Objectives Bonus” means the cash bonus payable to an eligible Employee based on the individual contribution of such eligible Employee to achievement of the Corporation’s strategic objectives during the Performance Period, as set forth in section 6.1 (or portion thereof as provided in section 6.2).

1.14 “Strategic Stock Unit Bonus” means the bonus payable to an eligible Employee in the form of Performance Stock under this compensation program with respect to a Performance Period (or portion thereof as provided in Section 3.2), which shall be determined by multiplying the eligible Employee’s Target Strategic Stock Unit Bonus times the EBITDA Payout Percentage. The Performance Stock awarded as a Strategic Stock Unit Bonus shall have terms and conditions, and shall be subject to such restrictions as defined by the Compensation Committee.

1.15 “Target Strategic Stock Unit Bonus” means the number of shares of Common Stock equivalent to the percentage of base salary (for calculation purposes, base salary shall be the applicable base salary of the Employee as of March 1 for the year in which the target number of shares is calculated) set by the Compensation Committee which is set forth in Appendix A, using the average of the high and low share price on the date such targets are set by the Compensation Committee.

1.16 “Target Performance Leveraged Stock Bonus” means the number of shares of Common Stock equivalent to the percentage of base salary (for calculation purposes, base salary shall be the applicable base salary of the Employee as of March 1 for the year in which the target number of shares is calculated) set by the Compensation Committee which is set forth in Appendix D, using the average closing price of Common Stock for the fourth quarter of the calendar year immediately prior to the Extended Performance Period.

1.17 “Terminated Eligible Employee” for purposes of the Strategic Stock Unit Bonus means an executive grade level Employee of a Participating Employer at grade level E-4 or above during the relevant Performance Period, who terminates employment with Newmont Mining and/or a Participating Employer on account of death, Retirement or Disability. For purposes of the Performance Leveraged Stock Bonus, “Terminated Eligible Employee” means executive grade level Employee of a Participating Employer at grade level E-4 or above during the relevant Extended Performance Period, who terminates employment with Newmont Mining and/or a Participating Employer on account of death, Retirement, severance as provided in Section 4.4(a), or involuntary termination as provided in Section 4.4(d). Terminated Eligible Employee” for purposes of the AICP Corporate Performance Bonus and the Strategic Objectives Bonus shall have the same meaning as in the AICP.

1.18 “2005 Stock Incentive Plan” means the Newmont Mining Corporation 2005 Stock Incentive Plan (or any successor plan), as amended from time to time.

II. ELIGIBILITY

All executive grade level Employees of a Participating Employer at grade level E-4 or above, are eligible to receive a Strategic Stock Unit Bonus, Performance Leveraged Stock Bonus, AICP Corporate Performance Bonus and Strategic Objectives Bonus under this compensation program, provided (i) they are on the payroll of a Participating Employer as of the last day of the relevant Performance Period or Extended Performance Period for the Performance Leveraged Stock Bonus, and at the time the award is granted, or (ii) they are a Terminated Eligible Employee with respect to such Performance Period, or Extended Performance Period for the Performance Leveraged Stock Bonus. Eligible Employees who are on short-term disability under the Short-Term Disability Plan of Newmont, or a successor plan, or not working because of a work-related injury as of the last day of the Performance Period, or Extended Performance Period for the Performance Leveraged Stock Bonus, but are still on the payroll of a Participating Employer shall be eligible to receive a Strategic Stock Unit Bonus, Performance Leveraged Stock Bonus, AICP Corporate Performance Bonus and Strategic Objectives Bonus. Notwithstanding the foregoing provisions of this Section II, the Compensation Committee may, prior to the end of any Performance Period, or Extended Performance Period for the Performance Leveraged Stock Bonus, exclude from or include in eligibility for participation under this compensation program with respect to such Performance Period, or Extended Performance Period for the Performance Leveraged Stock Bonus, any executive grade level Employee of a Participating Employer. If an Employee of a Participating Employer is eligible to participate in this program, such Employee is not eligible to participate in the Annual Incentive Compensation Program or any other equity bonus program of the Company.

III. STRATGEIC STOCK UNIT BONUS

3.1 Determination of Strategic Stock Unit Bonus—In General. The Strategic Stock Unit Bonus shall be calculated as soon as reasonably practicable after the Compensation Committee determines the EBITDA Payout Percentage. Following such determination, payment of the Strategic Stock Unit Bonus shall be made to eligible Employees as soon as reasonably practicable, in accordance with Section 3.3 below.

3.2 Separation of Employment and Payment of Strategic Stock Unit Bonus. Unless otherwise stated in this section 3.2, an eligible Employee shall not be entitled to payment of a Strategic Stock Unit Bonus on or after any separation of employment, voluntary or involuntary. In the event an eligible Employee separates employment from a Participating Employer as a result of death, Disability or Retirement prior to payment of the Strategic Stock Unit Bonus, such eligible Employee shall be a Terminated Eligible Employee and shall receive a Strategic Stock Unit Bonus equal to such Terminated Eligible Employee’s Target Strategic Stock Unit Bonus, pro-rated for the time of employment with a Participating Employer during the Performance Period, upon separation of employment.

3.3 Form of Payment. The amount of Strategic Stock Unit Bonus payable under this compensation program shall be paid in Performance Stock (payable in whole shares only rounded down to the nearest share). The Performance Stock shall be subject to the restrictions set forth in Section 3.4 below.

3.4 Restrictions on Performance Stock.

(a) Newmont Mining shall issue Performance Stock to eligible Employees for one-third of the Strategic Stock Unit Bonus without any restrictions as soon as practicable following the end of the Performance Period in the form of Common Stock. Newmont Mining shall issue Performance Stock, in the form of restricted stock units for the remainder of the Strategic Stock Unit Bonus and such restricted stock units shall have a two-year vesting period, with one-half of the Performance Stock in the form of restricted stock units vesting each year on the anniversary of the date of grant.

(b) Shares of Performance Stock issued hereunder in the form of restricted stock units as part of a Strategic Stock Unit Bonus shall not be subject to transfer by the eligible Employee. Shares of Common Stock issued to an eligible Employee upon vesting of such restricted stock units may be freely transferred by the eligible Employee subject to all applicable laws, regulations and Newmont Mining policies.

3.5 Timing of Payment. Except as provided in section 3.2 above, payment of the Strategic Stock Unit Bonus will be made no later than the 15th day of the third month following the Performance Period to which such Strategic Stock Unit Bonus relates.

IV. PERFORMANCE LEVERAGED STOCK BONUS

4.1 Determination of Performance Leveraged Stock—In General. The Performance Leveraged Stock Bonus shall be calculated as soon as reasonably practicable after the Compensation Committee determines the Performance Leveraged Stock Bonus Payout Factor as described in section 4.3 below. Following such determination, payment of the Performance Leveraged Stock Bonus shall be made to eligible Employees as soon as reasonably practicable, in accordance with Section 4.5 below.

4.2 Calculation of Performance Leveraged Stock Bonus. The Performance Leveraged Stock Bonus equals the Target Performance Leveraged Stock Bonus times the Performance Leveraged Stock Bonus Payout Factor.

4.3 Calculation of the Performance Leveraged Stock Bonus Payout Factor. The Performance Leveraged Stock Bonus Payout Factor will be the sum of the Market Payout Factor and the TSR Payout Factor:

(a) “Market Payout Factor” means a percentage calculated as follows: 100 times the quotient of (i) the average closing price of Common Stock for the fourth quarter of the last calendar year of the Extended Performance Period; divided by (ii) the average closing price of Common Stock for the fourth quarter of the calendar year prior to the Extended Performance Period, as adjusted for stock splits or similar reorganizations. The maximum Market Payout Factor shall be 150%.

(b) “TSR Payout Factor” means a percentage calculated as follows: two times the number of percentage points that the Relative Total Shareholder Return is above the 50th percentile, to a maximum of 50%.

4.4 Separation of Employment and Payment of Performance Leveraged Stock Bonus. Unless otherwise stated in this section 4.4, an eligible Employee shall not be entitled to payment of a Performance Leveraged Stock Bonus on or after any separation of employment, voluntary or involuntary.

(a) In the event an eligible Employee separates employment from a Participating Employer and is entitled to severance benefits of any kind, including but not limited to benefits under the Executive Severance Plan of Newmont (or any successor plan) or redundancy benefits, prior to payment of the Performance Leveraged Stock Bonus and prior to the expiration of the first year of any Extended Performance Period, such eligible Employee is not entitled to payment of the Performance Leveraged Stock Bonus in any amount for that Extended Performance Period. In the event an eligible Employee separates employment from a Participating Employer and is entitled to severance benefits of any kind, including but not limited to benefits under the Severance Plan of Newmont (or any successor plan) or redundancy benefits, prior to payment of the Performance Leveraged Stock Bonus and after expiration of the first year of any Extended Performance Period, such eligible Employee is a Terminated Eligible Employee and shall receive a Performance Leveraged Stock Bonus at the lesser of his or her Target Performance Leveraged Stock Bonus or the actual Performance Leveraged Stock Bonus otherwise payable, pro-rated based on the time he or she was actually employed by a Participating Employer during the Extended Performance Period and paid following the expiration of the Extended Performance Period.

(b) In the event an eligible Employee separates employment from a Participating Employer as a result of Retirement prior to payment of the Performance Leveraged Stock Bonus, such eligible Employee is a Terminated Eligible Employee and shall receive a Performance Leveraged Stock Bonus at actual payout amount in the form of Common Stock, following expiration of the Extended Performance Period, pro-rated based on the time he or she was actually employed by a Participating Employer during the Extended Performance Period.

(c) In the event an eligible Employee separates employment from a Participating Employer as a result of death prior to payment of the Performance Leveraged Stock Bonus, such eligible Employee’s beneficiary or estate shall receive a Performance Leveraged Stock Bonus equal to his or her Target Performance Leveraged Stock Bonus, pro-rated based on the time he or she was actually employed by a Participating Employer during the Extended Performance Period, payable upon separation of employment.

(d) In the event an eligible Employee is involuntarily terminated by a Participating Employer prior to payment of the Performance Leveraged Stock Bonus for any reason other than cause, as defined in the Executive Severance Plan of Newmont, and the eligible Employee is not entitled to any benefits under the Executive Severance Plan of Newmont or other redundancy or severance benefits, employee shall receive a pro-rated Performance Leveraged Stock Bonus, based on the time he or she was actually employed by a Participating Employer during the Extended Performance Period, based on actual payout of the Performance Leveraged Stock Bonus following expiration of the Extended Performance Period according to paragraph 4.6 below.

4.5 Form of Payment. The amount of Performance Leveraged Stock Bonus payable under this compensation program shall be paid in Common Stock (payable in whole shares only rounded down to the nearest share).

4.6 Timing of Payment. Except as otherwise provided in section 4.4(c) above, payment of the Performance Leveraged Stock Bonus will be made as soon as reasonably practicable during the calendar year following the Extended Performance Period to which such Performance Leveraged Stock Bonus relates.

V. AICP CORPORATE PERFORMANCE BONUS

5.1 Determination of AICP Corporate Performance Bonus—In General. For all participants in this program, with the exception of Regional Senior Vice Presidents at operating sites, the AICP Corporate Performance Bonus shall be determined and paid in conformance with the determination and payment of the Corporate Performance Bonus in the AICP, utilizing the Employee Target AICP Corporate Performance Bonus attached in Appendix B, rather than the Target Performance Level attached to the AICP. For all Regional Senior Vice Presidents at operating sites the AICP Corporate Performance Bonus shall be based upon the AICP and the applicable regional bonus plan. Twenty-five percent of the Regional Senior Vice Presidents’ AICP Corporate Performance Bonus shall be determined and paid in conformance with the determination and payment of the Corporate Performance Bonus in the AICP, utilizing the Employee Target AICP Corporate Performance Bonus attached in Appendix B, rather than the Target Performance Level attached to the AICP. Seventy-five percent of the Regional Senior Vice Presidents’ AICP Corporate Performance Bonus shall be determined and paid in conformance with the applicable regional bonus plan, utilizing the Employee Target AICP Corporate Performance Bonus attached in Appendix B, rather than the Target Performance Level attached to the AICP.

5.2 Separation of Employment and Payment of AICP Corporate Performance Bonus. In the event an eligible Employee separates employment from a Participating Employer and is a Terminated Eligible Employee, the AICP Corporate Performance Bonus shall be paid in accordance with the Terminated Eligible Employee provisions of the Corporate Performance Bonus provisions of the AICP. If an eligible Employee is not a Terminated Eligible Employee, such eligible Employee shall not be entitled to payment of an AICP Corporate Performance Bonus on or after any separation of employment, voluntary or involuntary.

VI. STRATEGIC OBJECTIVES BONUS

6.1 Determination of Strategic Objectives Bonus—In General. At the end of each Performance Period, the Compensation Committee will evaluate Section 16 reporting officer eligible Employee's performance against relevant strategic objectives and award a Strategic Objectives Bonus, up to the maximum amounts listed in Appendix C. The Compensation Committee will seek the input of the Chief Executive Officer on the Strategic Objectives Bonuses to be awarded to other Section 16 reporting officer eligible Employees. At the end of each Performance Period, the designated supervisor of a non-Section 16 reporting officer eligible Employee will evaluate the non-Section 16 reporting officer eligible Employee’s performance against relevant strategic objectives and award a Strategic Objectives Bonus, up to the maximum amounts listed in Appendix C. Following such determination, payment of the Strategic Objectives Bonus shall be made to eligible Employees as soon as reasonably practicable following the end of the applicable Performance Period, provided that such payment shall be made no later than the 15th day of the third month following the Performance Period to which such Strategic Objectives Bonus relates.

6.2 Separation of Employment and Payment of Strategic Objectives Bonus. In the event an eligible Employee separates employment from a Participating Employer and is a Terminated Eligible Employee, the Strategic Objectives Bonus shall be paid at 50% of the maximum level shown on Appendix C, pro-rated for the time of employment during the Performance Period, and shall be paid as soon as practicable. If an eligible Employee is not a Terminated Eligible Employee, eligible Employee shall not be entitled to payment of a Strategic Objectives Bonus on or after any separation of employment, voluntary or involuntary.

VII. CHANGE OF CONTROL

7.1 AICP Corporate Performance Bonus and Strategic Objectives Bonus. In the event of a Change of Control (as defined in the AICP), each eligible Employee, excluding any Terminated Eligible Employee who terminated prior to the Change of Control, shall become entitled to the payment of an AICP Corporate Performance Bonus, in accordance with the provisions of the Corporate Performance Bonus provisions of the AICP and 50% of the maximum Strategic Objectives Bonus, pro-rated for partial service during any Performance Period, payable within 5 days following the date of such Change of Control.

7.2 Strategic Stock Unit Bonus. In the event of a Change of Control (as defined in the AICP), each eligible Employee’s granted but not yet vested Strategic Stock Unit Bonuses shall vest upon a termination of employment of the Employee, entitling Employee to Change of Control benefits under the applicable Executive Change of Control Plan.

7.3 Performance Leveraged Stock Bonus. In the event of a Change of Control (as defined in the AICP), each eligible Employee or a Terminated Eligible Employee who terminated employment on account of Retirement (all other Terminated Eligible Employees who terminated employment prior to the Change of Control shall be excluded), shall become entitled to the payment of a Performance Leveraged Stock Bonus for an Extended Performance Period that has elapsed at least one year. The Performance Leveraged Stock Bonus shall be calculated in the manner stated in section 4.2 above, with the exception that (i) the Extended Performance Period shall be deemed to end on the date of the Change of Control, (ii) the Change of Control Price shall be substituted for the average closing price of Common Stock for the fourth quarter of the last calendar year of the Extended Performance Period for purposes of section 4.3(a)(i) above, and (iii) the TSR Payout Factor will be based on Relative Total Shareholder Return utilizing the Change of Control Price as the final closing price of a share of Common Stock. The Performance Leveraged Stock Bonus shall be paid out as follows: (A) the percentage of the Performance Leveraged Stock Bonus equal to the percentage of the Extended Performance Period that elapsed up to the Change of Control shall be paid in a number of shares of common stock of the acquiring or resulting corporation or any parent or subsidiary thereof or that may be issuable by another corporation that is a party to the transaction resulting in such Change of Control received in such transaction by holders of Common Stock (such common stock, “Acquirer Stock”) equal to (x) the number of shares of Acquirer Stock received by such a holder for each share of Common Stock held by such holder in such transaction multiplied by (y) the number of shares of Common Stock subject to such percentage of the Performance Leveraged Stock Bonus, or (B) if Acquirer Stock is not issued in connection with such transaction, cash in an amount equal to the Change of Control Price multiplied by the number of shares of Common Stock subject to such percentage of the Performance Leveraged Stock Bonus, within 5 days following the date of the Change of Control (provided, however, that if such Change of Control does not constitute a change in the ownership or effective control of Newmont Mining or of a substantial portion of the assets of Newmont Mining, pursuant to Treasury Regulations Section 1.409A-3(i)(5) (a “409A CoC”), such percentage of the Performance Leveraged Stock Bonus shall be so paid when the Performance Leveraged Stock Bonus would otherwise have been paid in accordance with Article IV), and b) the percentage of the Performance Leveraged Stock Bonus equal to the percentage of the Extended Performance Period that did not elapse prior to the Change of Control shall be paid in the form of (A) restricted stock units covering a number of shares of Acquirer Stock equal to (x) the number of shares of Acquirer Stock received by a holder of Common Stock for each share of Common Stock held by such holder in such transaction multiplied by (y) the number of shares of Common Stock subject to such percentage of the Performance Leveraged Stock Bonus, that will have a vesting period equal to the Extended Performance Period otherwise remaining as of the date of the Change of Control, or (B) if Acquirer Stock is not issued in connection with such transaction, a deferred compensation arrangement with a balance initially equal to the Change of Control Price multiplied by the number of shares of Common Stock subject to such percentage of the Performance Leveraged Stock Bonus, that will have a vesting period equal to the Extended Performance Period otherwise remaining as of the date of the Change of Control and a value from time to time as if such initial balance were invested in such deemed investment as the Compensation Committee as constituted before the Change of Control shall determine in its discretion. The portion of the Performance Leveraged Stock Bonus described in clause (b) of the preceding sentence shall vest upon any termination of employment of the eligible Employee with a Participating Employer prior to the expiration of the vesting period, with the exception of voluntary termination or termination for Cause, as defined in Newmont Mining’s Executive Change of Control Plan. Such portion shall be paid in cash within 5 days following vesting; provided, however, that if such Change of Control does not constitute a 409A CoC, such portion, to the extent vested in accordance with this sentence, shall be so paid when they would otherwise have been paid in accordance with Article IV.

VIII. GENERAL PROVISIONS

8.1 Administration. This compensation program shall be administered by the Compensation Committee or its delegee. All actions by Newmont Mining under this program shall be taken by the Compensation Committee or its delegee. The Compensation Committee shall interpret the provisions of this program in its full and absolute discretion. All determinations and actions of the Compensation Committee with respect to this program shall be taken or made in its full and absolute discretion in accordance with the terms of this program and shall be final, binding and conclusive on all persons.

8.2 Plan Unfunded. This compensation program shall be unfunded and no trust or other funding mechanism shall be established for this program. All benefits to be paid pursuant to this program shall be paid by Newmont Mining or another Participating Employer from its respective general assets, and an eligible Employee or Terminated Eligible Employee (or his heir or devisee) shall not have any greater rights than a general, unsecured creditor against Newmont Mining or another Participating Employer, as applicable, for any amounts payable hereunder.

8.3 Amount Payable Upon Death of Employee. If an eligible Employee who is entitled to payment hereunder dies after becoming eligible for payment but before receiving full payment of the amount due, or if an eligible Employee dies and becomes a Terminated Eligible Employee, all amounts due shall be paid as soon as practicable after the death of such eligible Employee or Terminated Eligible Employee to the beneficiary or beneficiaries designated by such eligible Employee or Terminated Eligible Employee to receive life insurance proceeds under Newmont Mining’s life insurance plan. In the absence of an effective beneficiary designation under such plan, any amount payable hereunder following the death of such eligible Employee or Terminated Eligible Employee shall be paid to his or her estate.

8.4 Reimbursement. The Compensation Committee, to the full extent permitted by governing law, shall have the discretion to require reimbursement of any portion of a Strategic Stock Unit Bonus, Performance Leveraged Stock Bonus, and AICP Corporate Performance Bonus previously paid to an eligible Employee pursuant to the terms of this compensation program if: a) the amount of such Strategic Stock Unit Bonus, Performance Leveraged Stock Bonus, or AICP Corporate Performance Bonus was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, and b) the amount of such Strategic Stock Unit Bonus, Performance Leveraged Stock Bonus, or AICP Corporate Performance Bonus that would have been awarded to the eligible Employee had the financial results been reported as in the restatement would have been lower than the Strategic Stock Unit Bonus, Performance Leveraged Stock Bonus, or AICP Corporate Performance Bonus actually awarded. Additionally, the Compensation Committee, to the full extent permitted by governing law, shall have the discretion to require reimbursement of any portion of a Strategic Stock Unit Bonus, Performance Leveraged Stock Bonus, AICP Corporate Performance Bonus and Strategic Objective Bonus previously paid to an eligible Employee pursuant to the terms of this compensation program if the eligible employee is terminated for cause as defined in the Executive Change of Control Plan of Newmont.

8.5 Withholding Taxes. All bonuses payable hereunder shall be subject to the withholding of such amounts as Newmont Mining or a Participating Employer may determine is required to be withheld pursuant to any applicable federal, state or local law or regulation. The Compensation Committee may, in its sole discretion, permit eligible Employees to satisfy the minimum withholding applicable to the portion of the bonus payable in shares of Common Stock or Performance Stock by causing Newmont Mining to withhold the appropriate number of shares of Common Stock or Performance Stock from the bonus otherwise payable and to make the requisite withholding payments on behalf of the eligible Employee.

8.6 Issuance of Stock. Shares of Common Stock and Performance Stock issued under this compensation program may be issued pursuant to the provisions of any stock plan of Newmont Mining or as otherwise determined in the sole discretion of the Compensation Committee. All awards under this compensation program that consist of Common Stock or that are valued in whole or in part by reference to, or are otherwise based on, Common Stock, shall be treated as made under the 2005 Stock Incentive Plan as well as this compensation program and thereby subject to the applicable terms and conditions of the 2005 Stock Incentive Plan.

8.7 General Operation and Amendment. Notwithstanding anything contained in this compensation program to the contrary, this compensation program shall be administered and operated in accordance with any applicable laws and regulations including but not limited to laws affecting the timing of payment of any bonus under this compensation program.

8.8 Right of Offset. To the extent permitted by applicable law, Newmont Mining or a Participating Employer may, in its sole discretion, apply any bonus payments otherwise due and payable under this compensation program against debts of an eligible Employee to Newmont Mining or an Affiliated Entity. By accepting payments under this compensation program, all eligible Employees shall consent to the reduction of any compensation paid to the eligible Employee by Newmont Mining or an Affiliated Entity to the extent the eligible Employee receives an overpayment from this compensation program.

8.9 Termination and Amendment. The Board may at any time amend, modify, suspend or terminate this compensation program; provided, however, that the Compensation Committee may, consistent with its administrative powers, waive or adjust provisions of this compensation program as it determines necessary from time to time. The Compensation Committee may amend the terms of any award theretofore granted hereunder, but no such amendment shall be inconsistent with the terms and conditions of this compensation program or materially impair the previously accrued rights of the eligible Employee to whom such award was granted with respect to such award without his or her consent, except such an amendment made to cause this program or such award to comply with applicable law, tax rules, stock exchange rules or accounting rules.

8.10 Severability. If any section, subsection or specific provision is found to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this compensation program, and this compensation program shall be construed and enforced as if such illegal and invalid provision had never been set forth in this compensation program.

8.11 No Right to Employment. The establishment of this compensation program shall not be deemed to confer upon any eligible Employee any legal right to be employed by, or to be retained in the employ of, Newmont Mining, a Participating Employer or any Affiliated Entity, or to give any eligible Employee any right to receive any payment whatsoever, except as provided under this compensation program. All eligible Employees shall remain subject to discharge from employment to the same extent as if this compensation program had never been adopted.

8.12 Transferability. Any bonus payable hereunder is personal to the eligible Employee and may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of except by will or by the laws of descent and distribution.

8.13 Successors. This compensation program shall be binding upon and inure to the benefit of Newmont Mining and eligible Employees and their respective heirs, representatives and successors.

8.14 Governing Law. This compensation program and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Colorado, unless superseded by federal law.

8.15 Section 409A. It is the intention of Newmont Mining that awards and payments under this compensation program comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and Newmont Mining shall have complete discretion to interpret and construe this program and any related plan or agreement in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. If for any reason, such as imprecision in drafting, any provision of this program and/or any such plan or agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by Newmont Mining in a manner consistent with such intent, as determined in the discretion of Newmont Mining. None of Newmont Mining nor any other Participating Employer shall be liable to any eligible Employee or any other person (i) if any provisions of this program do not satisfy an exemption from, or the conditions of, Code Section 409A, or (ii) as to any tax consequence expected, but not realized, by any eligible Employee or other person due to the receipt or payment of any award under this program.

APPENDIX A

Target Strategic Stock Unit Bonus

Grade	Percentage of Base Salary
E-1	166.7%

E-2	—

E-3 Chief Operating Officer	125%

E-3 Executive Vice President Sustainability and External Affairs	116.7%

E-3 Executive Vice President and Chief Financial Officer and Executive Vice President Strategic Development	100%

E-3 Executive Vice President, Human Resources and Communications	90%

E-4	55%

APPENDIX A-1

EBITDA Payout Percentage

Actual EBITDA Performance Compared to Target EBITDA Performance	EBITDA Payout Percentage
112.5% and above	150% payout

100%-112.5% of target	100% payout plus an increase of 4% of target payout for every percent above 100% of target EBITDA performance

75%-100% of target	50% payout plus an increase of 2% of target payout for every percent above 75% of target EBITDA performance.

Below 75% of target	No payout

APPENDIX B

Employee Target AICP Corporate Performance Bonus

Grade	Percentage of Base Salary
E-1	75%

E-2	—

E-3 Chief Operating Officer	50%

E-3 Executive Vice President Sustainability and External Affairs	47.5%

E-3 Executive Vice President and Chief Financial Officer and Executive Vice President, Strategic Development	45%

E-3 Executive Vice President, Human Resources and Communications	42.5%

E-4 (excluding Regional Senior Vice Presidents of operating sites)	37.5%

E-4 Regional Senior Vice Presidents of operating sites	37.5% (25% of target is based upon AICP Corporate Performance and 75% of target is based upon applicable regional bonus plan)

APPENDIX C

Maximum Strategic Objectives Bonuses

Pay Grade	Maximum Strategic Objectives Bonus as a Percentage of Base Salary (which constitutes the Eligible Earnings for the year as defined in the AICP)
E-1	150%

E-2	—

E-3 Chief Operating Officer	100%

E-3 Executive Vice President Sustainability and External Affairs	95%

E-3 Executive Vice President and Chief Financial Officer and Executive Vice President, Strategic Development	90%

E-3 Executive Vice President, Human Resources and Communications	85%

E-4	75%

APPENDIX D

Target Performance Leveraged Stock Bonus

Grade	Percentage of Base Salary
E-1	333.3%

E-2	—

E-3 Chief Operating Officer	250%

E-3 Executive Vice President Sustainability and External Affairs	233.3%

E-3 Executive Vice President and Chief Financial Officer and Executive Vice President, Strategic Development	200%

E-3 Executive Vice President, Human Resources and Communications	180%

E-4	110%